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                                                                    EXHIBIT 3(c)

                   CERTIFICATE OF AMENDMENT TO THE RESTATED
                        CERTIFICATE OF INCORPORATION OF
                          UNITED WATER RESOURCES INC.


TO:  THE SECRETARY OF STATE
     STATE OF NEW JERSEY

          Pursuant to the provisions of Sections 14A:9-2(4) and 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

          1. The name of the corporation is United Water Resources Inc. (hereinafter called the "Corporation").

          2. The following amendments to the Restated Certificate of Incorporation were approved by the Board of Directors and thereafter were duly adopted by the shareholders of the Corporation on the 10th day of March, 1994:

          RESOLVED, that Articles 5, 6 and 7 of the Restated Certificate of Incorporation be and hereby are amended to read in their entirety as follows:

          "5. The shares of capital stock which the Corporation has authority to issue shall consist of the following:

          (a) Common Stock divided into 50,000,000 shares, without par value,

          (b) Preferred Stock divided into 1,000,000 shares, without par value, and

          (c) Preference Stock divided into 5,000,000 shares, without par value.

          6. No stock of any class shall entitle any holder thereof as a matter of right to subscribe for, purchase or receive, or to have any other preemptive rights in respect of, any part of the Corporation's capital stock. All shares of Preference Stock shall be subordinate to the Preferred Stock of the Corporation with respect to the payment of dividends, distributions, redemptions and in the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary. All shares of Common Stock will participate equally with respect to dividends and will rank equally upon liquidation. The holders of Common Stock will be entitled to one vote per share in the election of Directors and other matters.

          7. Subject to Article 6 above, the Board of Directors is hereby empowered with respect to the Corporation's shares of Preferred Stock and Preference Stock to determine or change for any
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class or series its designation,  number of shares and relative, participating, optional and other special rights, preferences and limitations. The Board of Directors is further empowered to cause the Preferred Stock and Preference Stock to be issued in series with variations as to (a) the rates of dividend payable thereon, (b) the terms on which the same may be redeemed, (c) the amount which shall be paid to the holders thereof in case of dissolution or any distribution of assets, (d) the terms or amount of any sinking fund provided for the purchase or redemption thereof and (e) the terms upon which the holders thereof may convert the same into stock of any other class or classes or of any one or more series of the same class or of another class or classes."

          RESOLVED, that Sections 9.1 and 9.2 of Article 9 of the Restated Certificate of Incorporation be and hereby are amended to read in their entirety as follows:

          "9.1 The number of Directors of the Corporation shall not be less than three (3) nor more than fifteen (15) subject to the right of the holders of any series of Preferred Stock or Preference Stock then outstanding to elect additional Directors under specified circumstances, as may be specified from time to time in the By-Laws of the Corporation. The Board of Directors shall be divided into three classes, Class I, Class II and Class III. The By-Laws shall provide for the number of Directors in each of the respective classes, which shall be as nearly equal in number as possible. The initial term of office of the Directors in each class shall commence with election at the 1984 annual meeting of shareholders. Each Director elected at an annual meeting of shareholders shall hold office until the date and the time of the third annual meeting of shareholders following the annual meeting of shareholders at which such Director was elected (and until his successor shall have been elected and qualified), except as provided in Section 9.3 of this Article and except that the term of office of the initial Directors in Class I shall expire on the date and at the time of the 1985 annual meeting of shareholders (and until their respective successors shall have been elected and qualified) and the term of office of the initial Directors in Class II shall expire on the date and at the time of the 1986 annual meeting of shareholders (and until their respective successors shall have been elected and qualified).

          9.2 Subject to the rights of the holders of any series of Preferred Stock or Preference Stock then outstanding, any Director may be removed from office at any time by the shareholders of the Corporation, but only for cause, by the affirmative vote of the majority of the votes cast by the holders of shares entitled to vote for the election of Directors. No removal shall be effective until a final determination by a court of competent jurisdiction that cause exists for such removal. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

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          Subject to the rights of the holders of any series of Preferred Stock or Preference Stock then outstanding, any Director may be removed from office at any time but only for cause by the affirmative vote of a majority of all Directors."

          3. The total number of shares entitled to vote on the adoption of the amendment was 20,494,184.

          4. The number of shares voting for, voting against and abstaining from the vote on such amendment is as follows:

     NUMBER OF SHARES       NUMBER OF SHARES
        VOTING FOR           VOTING AGAINST      NUMBER OF SHARES
        AMENDMENT              AMENDMENT            ABSTAINING


        12,498,712               384,378              167,428

          5. The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be April 22, 1994.

                              UNITED WATER RESOURCES INC.



                              By:  /s/ Donald L. Correll
                                 -------------------------
                                 Donald L. Correll
                                 President and
                                    Chief Executive Officer


Dated:  April 22, 1994

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